Exhibit 10.1

September 26, 2025

Stephen Angel

Re:    Employment Letter
Dear Steve,
On behalf of CSX Corporation (the “Company”), I am pleased to formalize the terms of your employment in your new role as President & Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors of the Company (the “Board”). The terms of your employment are set forth below in this letter (the “Letter Agreement”); provided that these terms and your employment hereunder are subject to final approval of the Board.
1.Employment Term. Your employment will be on an “at-will” basis, pursuant to the terms and conditions of this Letter Agreement. Your employment with the Company will begin effective as of September 28, 2025 (or such other date as mutually agreed) (the “Start Date”).
2.Title and Nature of Duties. You will be employed as President & CEO, reporting to the Board, and you will be appointed to the Board, in each case, effective upon approval of the Board. You will have such duties and obligations as are customary for and commensurate with such positions and will perform such other duties as may be reasonably assigned from time to time consistent with your position by the Board. During your employment with the Company, you will continue to serve on the Board (subject to the terms of the Company’s governing documents), and upon a termination of your employment for any reason, you agree to immediately and automatically resign from the Board (and from any other director or officer positions you hold with the Company or any of its direct or indirect subsidiaries), unless otherwise agreed by the Company.
3.Compensation and Benefits.
a.Base Salary. You will be paid a starting annual base salary (“Base Salary”) of $1,500,000.00, payable in accordance with the Company’s normal payroll procedures. Your salary will be subject to periodic review and adjustment by the Compensation and Talent Management Committee of the Board (the “Committee”), or by the Board based on the Committee’s recommendation.
b.Annual Cash Incentive. You will be eligible to participate in the Company’s annual cash incentive program under the Company’s Management Incentive Compensation Plan (the “MICP”) on a substantially similar basis as other similarly situated senior executives of the

Company, with a target annual bonus of 175% of your Base Salary (“Annual Bonus”), with your actual Annual Bonus determined based on the achievement of performance goals as determined by the Committee, or by the Board based on the Committee’s recommendation. Your Annual Bonus for the 2025 fiscal year will be pro-rated based on your partial year of employment with the Company. Your target annual bonus opportunity will be subject to periodic review and adjustment by the Committee, or by the Board based on the Committee’s recommendation.
c.Long Term Incentives. Starting in 2026, you will be eligible to participate in the Company’s long term incentive plans (each an “LTIP”) on a substantially similar basis as other similarly situated executives of the Company with LTIP grants. The grant date target value of your initial annual LTIP award (to be granted in 2026), as determined by the Committee, or by the Board based on the Committee’s recommendation in accordance with their normal practices, will be an aggregate amount of $13,500,000. LTIP awards will be subject to vesting and/or performance conditions as determined by the Committee, or by the Board based on the Committee’s recommendation. The grant date target value of your annual LTIP awards (for grants made after 2026) will be subject to periodic review and adjustment by the Committee, or by the Board based on the Committee’s recommendation.
Your LTIP awards will be made under the CSX 2019 Stock and Incentive Award Plan (the “Plan”), or any successor plan or other equity or equity-based plan as adopted by the Board from time to time and will be subject to the terms thereof, the terms of the award agreements pursuant to which such awards are made and the terms set forth in this Letter Agreement.
d.Sign-On Equity Award. Within 30 days following the Start Date, the Company will award you, subject to approval by the Committee, or by the Board based on the Committee’s recommendation, a one-time, long-term incentive award with a grant date target value (as determined by the Committee, or by the Board based on the Committee’s recommendation in accordance with their normal practices) of $10,000,000.00 (the “Sign-On Equity Award”). The Sign-On Equity Award will be comprised 50% of Performance Share Units and 50% of Options, which will be earned and will vest as follows: (x) the Performance Share Units will be earned based on achievement of the performance criteria applicable to the Company’s 2025-2027 long-term incentive program, and any Performance Share Units that are earned will cliff-vest on the third anniversary of the Start Date, subject to your continued employment through the vesting date (except as provided in paragraph 3(f) or 3(g) below) and (y) the Options will cliff vest on the third anniversary of the Start Date, subject to your continued employment through the vesting date (except as provided in paragraph 3(f) or 3(g) below). The Options will have a seven-year term and an exercise price per share equal to the closing price per share of CSX common stock (“Share”) on the grant date. The number of Shares subject to each component of the Sign-On Equity Award will be calculated based on the grant date target value for such component divided by the average closing price per Share for the thirty (30) trading days leading up to (and including) the grant date. The Sign-On Equity Award will be made under the Plan and will be subject to the terms thereof, the terms of the award agreements pursuant to which such awards are made and the terms set forth in this Letter Agreement.
e.Corporate Housing; Expense Reimbursement. During your employment with the Company, the Company will provide you with corporate housing in Jacksonville, Florida, which housing will be provided by or paid for directly by the Company. In addition, the Company will reimburse you for up to $100,000 in non-refundable expenses incurred by you for personal trips cancelled in 2025.
f.Severance Benefits Upon Termination by the Company. If your employment is terminated by the Company without Cause or if you resign for Good Reason (as such terms are defined below) prior to your being Retirement Eligible (as defined below), subject to your execution and non-revocation of the Company’s customary separation and release of claims agreement (the “Release Agreement”):
(i)A portion of your Sign-On Equity Award and each of your any then outstanding LTIP Awards will service vest on a pro-rata basis determined by multiplying the number of Shares covered by each such equity award by a fraction, the numerator of which is the number of months in the vesting or performance period applicable to such equity award that have elapsed from the commencement of the applicable vesting or performance period through your termination date and the denominator of which is the total number of months in the applicable vesting or performance period; provided that any such awards subject to performance conditions will be earned based on actual performance as determined after the end of the applicable performance period (any such awards that vest and are earned on a pro-rata basis, the “Prorated Equity Awards”). Your Prorated Equity Awards will be settled in accordance with their original schedule. In addition, if your employment terminates as a result of your death or a disability rendering you physically or mentally unable to perform your duties, your Sign-On Equity Award will vest on a prorata basis in the same manner described in this paragraph 3(f)(i); and
(ii)You will be entitled to receive: (A) a lump sum cash payment (payable within 60 days of the date on which your employment terminates, but not earlier than the date the Release Agreement becomes effective) equal to two times your Base Salary and target Annual Bonus, (B) any Annual Bonus that you earned for the fiscal year prior to your employment termination to the extent not previously paid to you, payable to you no later than the date that annual bonuses for the relevant year are paid to the active senior executives and (C) a pro rata payment of your Annual Bonus in respect of the year of your termination of employment based on (x) the number of days in that year during which you were employed divided by 365 and (y) the actual performance, paid at the same time as annual bonuses are paid for that year to other senior executives of the Company.
Notwithstanding the foregoing, if, as a result of your termination of employment, you are entitled to severance benefits under your Change in Control Agreement (as defined below), you shall not be entitled to the payments described in this paragraph 3(f). In either such event, you shall not be entitled to receive any severance payments or any other severance benefits under any other Company plan, policy or program. Payment of any severance benefits hereunder is subject to your compliance with the Non-Compete Agreement (as defined below), and to the extent that you violate the Non-Compete Agreement or otherwise fail to execute (and not revoke) or otherwise comply with the terms of the Company’s Release Agreement, you will forfeit your right to any severance payments under this Letter Agreement and the Company may require you to repay any severance payments previously paid to you under this Letter Agreement or the Change in Control Agreement, as applicable.
For purposes of this Letter Agreement, “Cause” shall mean (i) your willful and continued failure to substantially perform your material duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), (ii) your indictment, or plea of guilty or nolo contendere, for any crime (x) that is a felony or (y) that could reasonably be expected to adversely affect the reputation or the business of the Company or any affiliate, (iii) the willful engaging by you in illegal conduct or gross misconduct which is or could reasonably be expected to adversely affect the reputation or the business of the Company or any affiliate thereof, (iv) the material violation of any Company policy by you, or the commission by you of an act involving moral turpitude, in each case, that adversely and substantially affects the reputation or business of the Company or any affiliate or (v) a material breach by you of your obligations under this Letter Agreement, the Noncompete Agreement, or any other agreement with the Company or any affiliate thereof; provided, that you have been given written notice of the alleged material breach and, if susceptible to cure, have not reasonably cured such breach within thirty (30) days of the giving of such notice.
For purposes of this Letter Agreement, “Good Reason” shall mean, without your written consent: (i) a material diminution of your duties, responsibilities or compensation as contemplated herein, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; or (ii) any action or inaction by the Company that constitutes a material breach of this Letter Agreement. Notwithstanding the foregoing, no event of “Good Reason” shall be deemed to have occurred unless you provide written notice, within ninety (90) days of the initial occurrence of such event, to the Board specifying in reasonable detail the facts or circumstances that you believe constitute Good Reason, such facts or circumstances are not corrected or otherwise cured by the Company within thirty (30) days after the Board’s receipt of such notice, and you actually terminate your employment within ninety (90) days after the end of the foregoing 30-day period.
g.Treatment of Equity Awards upon Retirement. Upon a termination of your employment after becoming Retirement Eligible either (i) by the Company without Cause or by you for Good Reason or (ii) by you due to your voluntary retirement by providing the Company with at least 180 days’ notice of your plans to retire (which period may be waived in full or in part by the Company), subject to your execution and non-revocation of the Release Agreement, any outstanding unvested portion of your Sign-On Equity Award and your LTIP awards will remain outstanding and will continue to vest, subject to any relevant performance criteria in respect of any such awards that are subject to performance-based vesting and any stock options underlying such awards will remain outstanding for the remainder of their term, and any such awards will be settled in accordance with their original schedule.
For the avoidance of doubt, and notwithstanding anything to the contrary in this Letter Agreement or otherwise, once you become Retirement Eligible, you shall be eligible only to receive the payments and benefits described in this paragraph 3(g) upon a termination of your employment and you shall not be entitled to the payments and benefits described in paragraph 3(f) above. The benefits provided under this paragraph 3(g) are subject to your compliance with the Non-Compete Agreement, and to the extent that you violate the Non-Compete Agreement or otherwise fail to execute (and not revoke) or otherwise comply with the terms of the Company’s Release Agreement, you will forfeit your right to any further benefits hereunder.
For purposes of this Letter Agreement, “Retirement Eligible” shall mean your attainment of age sixty (60) plus at least three (3) years of continued service with the Company (unless the Company has notified you of its intent to terminate you for Cause or grounds to terminate you for Cause exist at such time, in which case you will not be deemed Retirement Eligible).
h.Incentive, Savings, Retirement and Welfare Programs. During your employment, you will be eligible to participate in all incentive and savings and retirement plans, practices, policies and programs on a substantially similar basis as other similarly situated senior executives of the Company and you and your dependents will be eligible to participate in all welfare benefit plans, practices, policies and programs (including, without limitation, vacation) made available to other senior executives of the Company. Your participation in such programs will be subject to the terms of the applicable plan or program as in effect from time to time and any other restrictions or limitations imposed by law. The Company reserves the right to amend, suspend or terminate any such plans or programs at any time. In accordance with the terms of the Company’s corporate aircraft policy, you will be required to use the Company’s corporate aircraft for all business and personal flights taken within North America. You will be entitled to personal use of corporate aircraft in an amount not to exceed $200,000 per year or such other amount as approved by the Committee from time to time, in accordance with the Company’s corporate aircraft policy and all applicable laws and regulations.
4.Change in Control Agreement. You will also be eligible to receive protections under the Company’s standard change in control agreement that is provided to other senior executives. Your change in control agreement (the “Change in Control Agreement”) is attached as Exhibit A hereto.
5.Non-Compete Agreement. The offer contained in this Letter Agreement is conditioned upon your execution of the Non-Compete Agreement for Company executives attached as Exhibit B hereto (the “Non-Compete Agreement “).
6.Miscellaneous.
a.You hereby represent and warrant to the Company that you are free to accept employment with the Company, and that you have no prior or other agreements (including restrictive covenants), commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with your acceptance of your obligations hereunder or the exercise of your best efforts in the performance of your duties hereunder.
b.This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

c.This Letter Agreement and the payments referred to herein are intended to be fully compliant with or exempt from the requirements of Section 409A of the Code and the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of Treasury regarding· compliance therewith, and, to the maximum extent permitted by law, shall be administered, operated and construed consistent with this intent. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Further, any reimbursements or in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Letter Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) your death, or (B) the day after the expiration of the six-month period following your termination of employment (the “Delay Period”). Any payments that are delayed by virtue of this subparagraph shall be paid in one payment at the conclusion of the Delay Period.
d.All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to you: the address on file with the Company.
If to the Company:
CSX Corporation
500 Water Street
Jacksonville, FL 32202
Attention: Executive Vice President, Chief Administrative Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
e.The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

f.The Company may withhold from any amounts payable under this Letter Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
g.Your or the Company’s failure to insist upon strict compliance with any provision of this Letter Agreement or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Letter Agreement.
h.You and the Company acknowledge that your employment by the Company is “at will” and, your employment may be terminated by either you or the Company at any time in which case you shall have no further rights other than those set forth in this Letter Agreement. From and after the Start Date this Letter Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (not including, for the avoidance of doubt, the Change of Control Agreement).
i.You will be covered by the Company’s director and officer liability policies on a substantially similar basis as other similarly situated executives.
We hope that you find the prospect of working for the Company to be an exciting opportunity, as we do. You may accept this offer of employment by signing and dating the enclosed duplicate original of this Letter Agreement and returning it to me. Please also sign and date the Change in Control Agreement and the Non-Compete Agreement attached as Exhibit A and Exhibit B hereto and return them with this Letter Agreement. We look forward to having you join us.
Very truly yours,

/s/ John J. Zillmer
John J. Zillmer
Chairman of the Board

I have read and accepted this offer of employment.

/s/ Stephen Angel
Stephen Angel

Dated: 9/27/25